UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

UNITED MARITIME GROUP, LLC

(Exact Name of Registrant as Specified in Charter)

Florida	333-165796	59-2147756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 S. Harbour Island Blvd., Suite 230

Tampa, FL 33602

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (813) 209-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Agreement.

On June 11, 2012, United Maritime Group, LLC, a Florida limited liability company (the “Company”), completed the sale to Bulk Handling USA, Inc., a Delaware corporation (“Bulk Handling”), of all of the issued and outstanding limited liability company interests of U.S. United Bulk Terminal, LLC, a Louisiana limited liability company (“UBT”), pursuant to the previously disclosed Membership Interest Purchase Agreement, dated as of May 10, 2012 (the “Purchase Agreement”), by and among the Company and Bulk Handling. In connection with and immediately prior to the closing of the transactions contemplated by the Purchase Agreement, on June 11, 2012, the Company irrevocably called for redemption all of its outstanding 11 3/4% senior secured notes due 2015 (the “Notes”) under the Indenture, dated as of December 22, 2009 (the “Indenture”), by and among the Company, United Maritime Group Finance Corp., UBT, U.S. United Ocean Services, LLC, U.S. United Barge Line, LLC, UMG Towing, LLC, U.S. United Bulk Logistics, LLC, U.S. United Inland Services, LLC, U.S. United Ocean Holding, LLC, U.S. United Ocean Holding II, LLC, Tina Litrico, LLC, Mary Ann Hudson, LLC, Sheila McDevitt, LLC, Marie Flood, LLC, and Wells Fargo Bank, National Association, as trustee, security trustee and as collateral agent (the “Trustee”). The Notes are scheduled to be redeemed on July 11, 2012 (the “Redemption Date”), at a redemption price (the “Redemption Price”) equal to the $147,125,000 aggregate principal amount of the notes outstanding, plus the make-whole premium on the outstanding Notes plus the accrued and unpaid interest on the outstanding Notes to, but not including, the Redemption Date, as provided in the Indenture. In connection with and immediately prior to the closing of the transactions contemplated by the Purchase Agreement, the Company satisfied and discharged all of the outstanding indebtedness (including in respect of the Notes) and obligations under the Indenture, which satisfaction and discharge was acknowledged by the Trustee on June 11, 2012. Upon such satisfaction and discharge, the Indenture generally ceased to be of further effect.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described above, on June 11, 2012, the Company completed the sale to Bulk Handling of all of the issued and outstanding limited liability company interests of UBT pursuant to the Purchase Agreement. The aggregate purchase price paid to the Company upon the closing of the transactions contemplated by the Purchase Agreement, net of purchase price adjustments made in connection with the closing, was approximately $216.3 million. In addition, in accordance with the terms of the Purchase Agreement, approximately $13 million of such proceeds was deposited into an escrow account as a source of funds in respect of the indemnification and certain other potential payment obligations of the Company under the Purchase Agreement.

As described above, in connection with the closing of the transactions contemplated by the Purchase Agreement, on June 11, 2012, the Company irrevocably called all of its outstanding Notes, issued pursuant to the Indenture, for redemption on the Redemption Date at the Redemption Price. Pursuant to the terms of the Indenture, the calculation of the Redemption Price will occur on July 6th, 2012 and the Company anticipates circulating a notice to the holders of the Notes on such date setting forth such price.

As described above, in connection with and immediately prior to the closing of the transactions contemplated by the Purchase Agreement, on June 11, 2012, the Company satisfied and discharged all of the outstanding indebtedness (including in respect of the Notes) and obligations under the Indenture in accordance with the terms and conditions of the Indenture. The satisfaction and discharge involved the irrevocable deposit in trust by the Company with the Trustee of funds in an amount sufficient to pay the Redemption Price pursuant to the terms of the Indenture.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the information set forth in Item 1.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2012 and the full text of the Purchase Agreement, which was attached thereto as Exhibit 10.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED MARITIME GROUP, LLC

By:	/s/ Jason Grant
Name:	Jason Grant

Title:	Chief Financial Officer

Date: June 12, 2012